Exhibit 5.1

2001 Ross Avenue Dallas, Texas 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 BakerBotts.com	AUSTIN Brussels DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH san francisco SINGAPORE WASHINGTON

August 6, 2025

Clearway Energy, Inc.

300 Carnegie Center, Suite 300

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel for Clearway Energy, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale from time to time by the Company of shares (the “Shares”) of the Company’s Class C common stock, par value $0.01 per share (the “Class C Common Stock”), pursuant to that certain Equity Distribution Agreement dated August 6, 2025 (the “Distribution Agreement”) by and among the Company, Morgan Stanley & Co. LLC, BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.

We refer to the registration statement on Form S-3 (Registration Statement No. 333-273804), with respect to the Shares being sold by the Company (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 8, 2023 and became effective automatically upon filing.  The prospectus supplement relating to the sale of the Shares dated August 6, 2025, which together with the accompanying prospectus dated August 8, 2023 (collectively, the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In our capacity as your counsel in connection with the filing referred to above and as a basis for the opinions herein after expressed, we have examined originals, or copies certified or otherwise identified, of (i) the Registration Statement and the Prospectus, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the Fourth Amended and Restated Bylaws of the Company, (iv)  corporate records of the Company, including minute books of the Company, as furnished to us by you, (v) certificates of public officials and of representatives of the Company and (vi) statutes and other instruments and documents as we deemed necessary or advisable for the opinions hereafter expressed.

In giving the opinions hereinafter expressed, we have relied, to the extent we deemed proper, without independent investigation or verification, upon certificates, statements and other representations of officers and other representatives of the Company and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby, and we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that such original copies are authentic and complete and that all information submitted to us was accurate and complete.

In addition, in connection with this opinion, we have assumed that (i) all Shares will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Distribution Agreement; and (ii) the certificates, if any, for the Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Class C Common Stock, or, if uncertificated, valid book-entry notations will have been made in the stock register of the Company in accordance with the provisions of the governing documents of the Company. We have also assumed that the consideration to be paid in connection with the issuance and sale of the Shares will be in accordance with the Distribution Agreement.

Clearway Energy, Inc.	- 2-	August 6, 2025

On the basis of the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all requisite corporate action on the part of the Company and, following the issuance or sale of the Shares from time to time in accordance with the terms and conditions of the Distribution Agreement, including the receipt of any consideration provided for therein, assuming such consideration is not less than the par value of the Class C Common Stock, such Shares will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the Delaware General Corporation Law and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and the federal laws of the United States of America, in each case as in effect on the date hereof.  We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion of counsel with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on the date hereof.  We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.